FOURTH AMENDED AND COMPLETELY RESTATED LOAN AGREEMENT

THIS FOURTH AMENDED AND COMPLETELY RESTATED LOAN AGREEMENT (the “Agreement”) is executed to be effective as of 23rd day of February, 2007 (the “Effective Date”) by and among Synovus Bank of Tampa Bay, a Florida banking corporation f/k/a United Bank And Trust Company and f/k/a United Bank Of Pinellas (such party and its successors and assigns the “Lender”), MMA Capital Corporation, a Michigan corporation f/k/a Midland Capital Corporation (“MCC”), MMA Mortgage Investment Corporation, a Florida corporation f/k/a Midland Mortgage Investment Corporation (“MMIC”), MMA Construction Finance, LLC, a Maryland limited liability company f/k/a MuniMae Midland Construction Finance, LLC (“MMCF”), Municipal Mortgage & Equity LLC, a Delaware limited liability company (“MMA”), MMA Financial Holdings, Inc., a Florida corporation f/k/a Midland Financial Holdings, Inc. (“MFH”) and MMA Financial, Inc., a Maryland corporation (“MMA Financial”). For convenience MCC, MMIC and MMCF shall be herein collectively called, the “Borrowing Group” and MMA, MFH and MMA Financial shall be herein collectively called, the “Guarantor(s)”.

RECITALS

A. On or about May 31, 1988, MCC executed and delivered to Lender a promissory note in the original principal amount of up to ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,500,000.00), as well as a loan agreement and various other documents and instruments relating thereto which agreement as it was amended pursuant to four subsequent addendums shall be herein called the, “Original Loan Agreement”.

B. Effective June 1, 1992 the Lender, MCC, Midland Equity Corporation, a Florida corporation, Ray F. Mathis, MFH, MMIC, Keith J. Gloeckl, H. C. Chris Gloeckl, Robert J. Banks and Jennifer Banks executed that certain Amended and Restated Loan Agreement which amended and completely restated the Original Loan Agreement. The Amended and Restated Loan Agreement as it was subsequently amended pursuant to four separate addendums shall be herein called the “First Amendment”.

C. Effective June 27, 2003 the Lender, MCC, MFH, MMA, MMA Financial, LLC, a Maryland limited liability company, and MuniMae Investment Services Corporation, a Maryland corporation entered into that certain Second Amended and Completely Restated Loan Agreement (“Second Amendment”).

D. The Lender, the Borrowing Group and the Guarantors entered into that certain Third Amended and Completely Restated Loan Agreement dated December 21, 2004 (“Third Amendment”).

E. The Borrowing Group and the Guarantors have requested Lender:

To increase the combined Asset Based Loan and L.O.C. Facility (both as hereafter defined) from $50,000,000.00 and $10,000,000.00 respectively to a combined facility of $100,000,000.00;

And otherwise to amend and completely restate the Third Amendment as hereinafter set forth, and Lender is willing to do so.

F. In connection with all of the foregoing, the Guarantors have executed in favor of Lender unconditional guaranties of Borrowing Group’s obligations to Lender and consented to the execution, delivery and performance of this Fourth Amended and Completely Restated Loan Agreement.

G. Further, in connection with the matters referenced herein, the Borrowing Group has executed a Renewal Promissory Note (“Note”), various Uniform Commercial Code financing statements, and other documents and instruments (all such documents and instruments, with the other documents and instruments referenced in these recitals, as amended hereby, are herein collectively called, the “Loan Documents”).

NOW, THEREFORE, IN CONSIDERATION of the premises and the Asset Based Loan and the L.O.C. Facility all as herein provided, the parties, intending to be legally bound, do hereby covenant and agree that this Agreement shall amend and completely restate the Third Amendment as follows:

ARTICLE I
INCORPORATIONS BY REFERENCE

Section 1.01. Incorporation Of Premises. The parties agree that the statements of fact set forth in the premises hereto are true and correct and by this reference are incorporated in and made a part of this Agreement.

Section 1.02. Incorporation Of Exhibits. Exhibits referred to herein and attached hereto by this reference are incorporated in and made a part of this Agreement.

ARTICLE II
DEFINITIONS AND INTERPRETATION

Section 2.01. Definitions. The following words, terms and phrases, when used in this Agreement and in collateral documents, have the following meanings, unless the context clearly indicates a different meaning:

(a) “Accounts” shall mean all accounts as that term is defined by the Uniform Commercial Code, as adopted by the State of Florida.

(b) “Affiliate” shall mean any Person which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, any member of the Borrowing Group, or five percent (5%) or more of the equity interest of which is held beneficially or of record by the Borrowing Group and any Affiliate thereof.

(c) “Aggregate Credit Balance” shall mean the sum of (i) the outstanding principal balance of the Asset Based Loan, and (ii) the aggregate face amount of letters of credit issued and outstanding under the L.O.C. Facilty.

(d) “Applicable Rate” shall mean the rate described in Section 3.05 of the Agreement.

(e) “Approved Subordinated Debt” means Indebtedness which is unsecured and subordinated to payment of the Obligations in a manner acceptable to Adminstrative Agent in its sole discretion.

(f) “Asset Based Loan” shall mean the line of credit established under this Loan Agreement in Article III.

(g) “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

(h) “Authorized Officer(s)” shall mean those officers of the Borrowing Group listed in Exhibit A attached.

(i) “Authorized Loan Administrator(s)” shall mean those officers or employees of members of Borrowing Group listed in Exhibit B attached, provided that members of Borrowing Group may amend the list of Authorized Loan Administrators from time to time without the consent of the Lenders but by written notification to Lender

(j) “Borrowing Group’s Deposit Accounts” shall mean bank deposit accounts maintained by members of the Borrowing Group or any of its Affiliates with a Synovus Affiliate; provided that such term shall not include bank deposit accounts which are invested and reinvested by Federated Investment, Inc., a fund manager but shall only include accounts which are not so invested. For these purposes, “Synovus Affiliate” shall mean any financial institution which is under the control of Synovus Financial Corp, a Georgia corporation.

(k) “Business Day” means any day on which state banks are customarily open for business in St. Petersburg, Florida.

(l) “Consolidated CAD” means, for any period of determination, the cash available for distribution for such period, as determined in accordance with MMA’s policies and procedures for determining cash available for distribution (a) as reflected in its earnings packages furnished to the SEC as supporting documentation for the financial information contained in its periodic filings on Form 10-K or Form 10-Q or any relevant filings on Form 8-K or (b) as otherwise made available to MMA’s investors and research analysts from time to time.

(m) “Consolidated Debt” means the total liabilities minus deferred taxes of the Guarantors and their Subsidiaries, all as determined on a consolidated basis in accordance with GAAP, excluding any liabilities of the Guarantors and their Subsidiaries existing solely as a result of the application of FIN 46R.

(n) “Consolidated Interest Charges and Distributions” means, for any period, for MMA and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discounts, fees, charges and related expenses of MMA and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of MMA and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (c) Restricted Payments made with respect to the preferred shares of Guarantor and its Subsidiaries provided, that there shall be excluded any interest which would otherwise have been included herein solely as a result of the application of FIN 46R.

(o) “Consolidated Interest and Distributions Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated CAD for the four fiscal quarters most recently ended for which MMA has delivered or should have delivered financial statements pursuant to Section 6.06, plus Consolidated Interest Charges and Distributions for such period to (b) Consolidated Interest Charges and Distributions for such period.

(p) “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt as of such date to (b) Consolidated Tangible Net Worth as of such date.

(q) “Consolidated Senior Indebtedness” means, as of any date of determination, the aggregate amount of the following liabilities which would be shown on the consolidated balance sheet of MMA and its Subsidiaries prepared in accordance with GAAP: (a) the outstanding principal amount of all obligations, whether current or long term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which MMA or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrowers or such Subsidiary, excluding, however (i) Approved Subordinate Debt and (ii) any such Indebtedness which exists solely as a result of the application of FIN 46R.

(r) “Consolidated Tangible Net Worth” means, as of any date of determination, for MMA and its Subsidiaries on a consolidated basis, Shareholders’ Equity of MMA and its Subsidiaries on that date minus the Intangible Assets of MMA and its Subsidiaries on that date, provided, that the determination of Consolidated Tangible Net Worth shall be adjusted to exclude the effect of FIN 46R.

(s) “Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, pursuant to law and regulations or otherwise; and, the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(t) “Department” means any and every unit of federal, state and local government having jurisdiction over any member of the Borrowing Group.

(u) “Disbursements” means that portion of the Asset Based Loan made by Lender to each member of the Borrowing Group pursuant to each request made by it under Section 3.02 herein.

(v) “Eligible Loans/Eligible Loan Programs” shall refer to the following:

Construction /Permanent Loan Program as described in the Construction /Permanent Guideline (“Construction/Permanant Underwriting Guideline”) which is attached hereto as Exhibit F.

Interim Loans as described in the Interim Loan Guideline (“Interim Loan Underwriting Guideline”) which is attached hereto as Exhibit G and by reference made a part hereof.

Unenhanced tax exempt bonds as described in the Direct Purchase Program, Unenhanced, Tax-Exempt Bond Financing guidelines (“Direct Purchase Program Unenhanced Tax Exempt Bond Financing Guideline”) which is attached hereto as Exhibit H and by reference made a part hereof.

Supplemental Loan Program or Supplemental Loans as described in the manual bearing that title published by MMA Financial, LLC f/k/a MuniMae Midland, LLC dated January 23, 2003 and previously delivered to Lender. (“Supplemental Loan Program Manual”).

Promissory Notes secured by first mortgages on non-multifamily real estate; provided that in order to be deemed to be an “Eligible Loan” each such loan (i) must be approved on a loan by loan basis by the Lender in its absolute discretion, (ii) must have a loan to value ratio of not more than 80% as determined by an appraisal acceptable to the Lender, (iii) be supported by a minimum debt service coverage of not less than 1.15 times as described in the Commercial Loan (Non-Multifamily Loan) program guidelines attached hereto as Exhibit I. For convenience elegible loans that are commercial mortgage loans herein described shall be herein called, “Non-MultiFamily Mortgage Loans”.

(w) “Eligible Receivables” shall mean Borrowing Group’s Eligible Loans where (i) the payments of principal and interest are current within 90 actual days; and (ii) which have a Risk Rating of 4 or better (less) as assigned in accordance with the policies and procedures of the Borrowing Group customarily assigned.

(x) “Equity Borrower” shall mean a Person obligated to a member of the Borrowing Group under a Pledged Loan.

(y) “Event of Default” has the meaning set forth in Section 9.01.

(z) “FIN 46R” means the Interpretation of Accounting Research Bulletin no. 51, Consolidated Financial Statements, promulgated by the Financial Accounting Standards Board, as the same may be restated, modified or changed from time to time.

(aa) “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

(bb) “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, and unamortized debt discount.

(cc) “Loan Documents” means this Agreement, the Note, and any and all collateral instruments and documents executed and delivered in connection herewith whether executed previously with respect to Pledged Loans that continue to be pledged, or executed at the time of the execution of this Agreement or subsequently as either Pledged Loans are collaterally assigned to the Lender or L.O.C. Applications are submitted and letters of credit are issued by the Lender under the L.O.C. Facility.

(dd) “Loan Manual(s)” shall refer to — Construction Underwriting Guideline, Direct Purchase Program Unenhanced Tax Exempt Bond Financing Guideline, Supplemental Loan Program Manual, Fannie Mae DUS Forward Commitment Guideline and Freddie Mac Forward Commitment – Tax Credit Properties Guideline.

(ee) “L.O.C. Applications” shall mean the form that is attached hereto as Exhibit E. and by reference made a part hereof and which are required to be executed and delivered to the Lender by a member of the Borrowing Group making request hereunder for the issuance of a letter of credit.

(ff) “L.O.C. Facility” shall mean the rights of the Borrowing Group to request and the obligations of the Lender to provide commercial letters of credit in accordance with the terms and conditions of this Loan Agreement and as established under Article III hereof.

(gg) “Maturity” or “Maturity Date” means the second anniversary of this Loan Agreement.

(hh) “Note” shall refer the Renewal Promissory Note dated of even date herewith in the original aggregate principal amount of One Hundred Million ($100,000,000.00) Dollars made by Borrowing Group payable to the order of Lender as evidence of the combined Asset Based Loan and L.O.C. Facility in form acceptable to Lender, which Note shall replace all notes and renewal notes previously given under the Original Loan Agreement, or any subsequent amendments thereto.

(ii) “Obligations” shall mean any and all indebtedness, liabilities and obligations of any member of the Borrowing Group to Lender whatsoever, including by way of illustration and not by way of limitation, (i) any indebtedness, liability or obligation of any member of the Borrowing Group or any Guarantor to Lender under the Note, this Agreement, any loan made to any member of the Borrowing Group or any Guarantor by Lender prior to the date hereof and any and all extensions or renewals thereof in whole or in part; (ii) any indebtedness, liability or obligation of any member of the Borrowing Group or any Guarantor to Lender arising hereunder or as a result hereof, and any and all extensions or renewals thereof in whole or in part; and (iii) any and all future or additional indebtedness, liabilities or obligations of any member of the Borrowing Group or any Guarantor to Lender whatsoever and in any event, whether existing as of the date hereof or hereafter arising, whether arising under a loan, line of credit, letter of credit or other form of financing, and whether direct, indirect, absolute as maker, endorser, guarantor, surety or otherwise, and whether evidenced by, arising out of, or relating to a promissory note, bill of exchange, check, draft, letter of credit, guaranty agreement, banker’s acceptance, foreign exchange contract, security agreement, loan agreement or otherwise.

(jj) “Officers’ Certificate” means a written statement of facts, and conclusions of fact where appropriate, setting forth information indicated by the provision of this Agreement in respect of which such Officers’ Certificate is required to be delivered, certified to be true and correct as of the date at which it is given, and signed by any Authorized Officer of the Borrowing Group.

(kk) “Person” means a natural person, a firm, a corporation, a partnership (including a joint venture), an association, a joint stock company, a limited liability company, a trust, any unincorporated organization, or a government or political subdivision department or agency thereof.

(ll) “Pledged Loans” means all Eligible Receivables which are pledged and delivered to Lender from time to time to collateralize the Asset Based Loan and as evidenced by the Pledged Loan Instruments and against which Lender makes Disbursements hereunder. Not more than 60% of the Pledged Loans shall be “Supplemental Loans”, and not more than 50% of the Pledged Loans shall be Non-Multifamily Mortgage Loans. Loans that have matured are not Eligible Receivables.

(mm) “Pledged Loan Instruments” means all documents and instruments relating to the Pledged Loans, including, but not limited to, all mortgages, mortgage notes, syndication agreements, agreements, reports, appraisals, title insurance commitments and policies, certificates and loan commitments, collateral assignment agreements and all other documents and instruments requested by Lender, in its sole discretion, delivered to Lender prior to its making a Disbursement.

(nn) “Pledged Property” means all Pledged Loans, Pledged Loan Instruments and all other property pledged to Lender in connection herewith, including all proceeds, replacements, modifications and additions thereto.

(oo) “Rated Bank” shall mean a bank regulated by either the United States or by one of the states of the United States rated A or better by one of the following financial ratings services - Moody’s, Standard & Poors or Fitch.

(pp) “Rated L.O.C.” shall mean a letter of credit (1) issued by a Rated Bank or a pension fund rated A or better by either Moody’s, Standard & Poors or Fitch financial ratings services which issuer shall otherwise be acceptable to the Lender in its absolute discretion, and (2) in form and substance acceptable to Lender and its counsel in their absolute discretion.

(qq) “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

(rr) “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

(ss) “30 Day LIBOR” shall mean the rate reported as such in the Wall Street Journal in the section entitled “Money & Investing” under the heading “Money Rates – Euordollars” or the equivalent section.

(tt) “Unencumbered Liquidity” means, as of any date of determination, for any Person, the aggregate market value of the following assets owned by such Person and which are neither (i) the subject of any Lien nor (ii) being held for the benefit of third parties or otherwise restricted:

(i) cash, and obligations issued or guaranteed by the United States of America,

(ii) marketable direct obligations issued or guaranteed by any Person controlled or supervised by and acting as an agency or instrumentality of the United States of America pursuant to authority granted by the Congress of the United States, and maturing within one year of the date of acquisition thereof,

(iii) certificates of deposit issued, or banker’s acceptances drawn on and accepted by, or money market accounts or time deposits in, commercial banks which are members of the Federal Deposit Insurance Corporation and which have a combined capital, surplus and undistributed profits of at least $50,000,000, and maturing within one year of the date of acquisition thereof,

(iv) repurchase agreements maturing within one year of the date of acquisition thereof with any such commercial bank, or with broker-dealers or other institutions, that are secured by marketable direct obligations issued or guaranteed by the United States of America or an agency or instrumentality thereof,

(v) other money market instruments and mutual funds, substantially all of the assets of which are invested in any or all of the investments described in clauses (a) through (d) above, and

(vi) commercial paper (other than commercial paper issued by any Borrower or any of its Affiliates), maturing no more than ninety (90) days after the date of creation thereof, and with a rating of at least P-1 by Moody’s or A-1 by S&P on the date of acquisition (the value of which shall be determined in accordance with generally accepted accounting principles).

Section 2.02. Use of words and phrases. “Herein,” “hereby,” “hereunder,” “hereof,” “hereinbefore,” “hereinafter” and other equivalent words refer to this Agreement as a whole and not to any particular article, section or other subdivision hereof. The words, terms and phrases defined herein and any pronoun used herein shall include the singular, plural and all genders.

Section 2.03. Accounting Terms. All accounting terms not otherwise defined herein shall have the meanings assigned to them under generally accepted accounting principles unless specifically defined herein.

Section 2.04. Action Required On Holidays. If any calendar day on which action is required to be taken or payment is required to be made under the Loan Documents is not a Business Day, then such action or payment shall be taken or made on the next succeeding Business Day.

Section 2.05. Headings. The headings contained in this Agreement are for convenience of reference only, are not a part of this Agreement and shall not be deemed to limit, define or affect in any manner the interpretation or construction of this Agreement.

Section 2.06. Construction. This Agreement has been negotiated by the parties hereto and should not be construed in favor of or against any such party. The arrangement of the provisions of this Agreement is for convenience only and later appearing provisions shall not be given preference or priority over earlier appearing provisions.

Section 2.07. Uniform Commercial Code. Terms defined in, or by reference to, Article 9 of the Uniform Commercial Code as adopted in the State of Florida to the extent not otherwise defined herein shall have the respective meanings given to them in said Article 9 with the exception of the word “documents” unless the context clearly requires such meaning.

ARTICLE III
THE CREDIT FACILITIES

Section 3.01. Principal Amount of Note and Repayment. Lender is herein establishing for the benefit of the Borrowing Group an Asset Based Loan with an Aggregate Credit Balance of up to $100,000,000.00. Notwithstanding anything to the contrary contained herein, the Note or any other document or instrument executed in connection herewith, Lender shall not be obligated to lend or advance any amounts of the Asset Based Loan or provide additional letters of credit under the L.O.C. Facility if such act would cause Lender to exceed or violate any limitation placed upon it by law, regulation or otherwise.

Section 3.02. Asset Based Loan Disbursements/ Letter of Credit Issuance.

(a) From time to time prior to the Maturity Date, and for so long as no member of the Borrowing Group and no Guarantor is in default under the terms and conditions of the Loan Documents, Lender, in the exercise of its sole discretion, may lend funds to any member of the Borrowing Group such that the aggregate outstanding principal amount advanced to the Borrowing Group shall not exceed $100,000,000.00 at any one time and in no event shall the Aggregate Credit Balance exceed either (i) 100% of the then current aggregate principal balance outstanding of the Pledged Loans or (ii) $100,000,000.00; and

(b) Provided there are no existing uncured Events of Default hereunder, Lender shall issue letters of credit under the L.O.C. Facility subject to the following terms, conditions and procedures:

(i) Issue letters of credit having a term of two years or less (as requested by a member of the Borrowing Group); provided the aggregate face value of such letters of credit shall not exceed $100,000,000.00 Dollars at any one time and in no event shall the Aggregate Credit Balance exceed either (i) 100% of the then current aggregate principal balance outstanding of the Pledged Loans plus 100% of the Rated L.O.C.’s, or (ii) $100,000,000.00 The Borrowing Group shall pay to Lender an issuance fee of 100 basis points per annum for each letter of credit issued under the L.O.C. Facility that must be issued by or otherwise backed by a Rated Bank. All other Letters of Credit not requiring issuance from a Rated Bank shall have an issuance fee of 75 basis points per annum. All such letters of credit shall be in such form and contain such language as Lender and Borrowing Group and their respective counsel may reasonably require. Notwithstanding the forgoing, to the extent that L.O.C.’s are issued under this L.O.C. Facility backed by Rated L.O.C.’s, the fee to Lender may be lower subject to negotiation on a case by case basis. Further, as of the date of execution of this Loan Agreement, the ability of the Borrowing Group to support the L.O.C. Facility with Rated L.O.C.’s in substitution for Pledged Loans has not been approved by either the Lender’s loan committee or the various participants. The ability to substitute Rated L.O.C.’s for Pledged Loans shall not be available unless and until all requisite approval has been obtained.

(ii) Letters of credit shall be issued by Lender to the requesting member of the Borrowing Group on the fifth Business Day after the day of the request therefor; and provided further that requests received by Lender after twelve o’clock noon on any Business Day shall be treated as received on the following Business Day. Borrowing Group members may request letters of credit by submitting to Lender an L.O.C. Application in the form attached hereto as Exhibit E by any method for giving notices hereunder as set forth in Section 11.03 hereof. In addition, members of the Borrowing Group may request letters of credit by forwarding e-mail to Lender at either of the following e-mail addresses: cswanson@synovusbankfl.com or janiceporter@synovusbankfl.com. Lender shall accept emails that appear to be initiated from Authorized Loan Administrators. Lender shall have no obligation to determine the authenticity or accuracy of the source of any such e-mail transmissions, and Borrowing Group absolves Lender from any obligation to do so.

(iii) All drafts paid by the Lender under the letters of credit issued shall constitute principal sums evidenced by, and due and owing under, the Note. All such sums shall be immediately payable to Lender at Maturity and shall accrue interest from the date of the acceptance of the draft by the Lender until paid all as set forth in the Note.

(iv) The records prepared by the Lender in the ordinary course of its business shall evidence the dates and amounts of drafts, disbursements, costs, payments and applicable effective dates thereof.

(v) The Lender will not be liable for any damages arising out of the payment of a draft, pursuant to the terms of any letter of credit, which is in excess of the amount subsequently determined by judicial decree or otherwise, to be due to the party in whose favor the letter of credit is issued, or the bonafide holder thereof.

(vi) Neither the Lender nor any financial institution acting as agent on behalf of any member of the Borrowing Group shall be in any way responsible for performance by any letter of credit beneficiary of its obligations to any member of the Borrowing Group, nor for the form, sufficiency, correctness, genuineness, authority of person signing, falsification or legal effect of any documents called for under any letter of credit if such documents on their face appear to be in order.

(vii) The letters of credit shall be subject to, and performance by the Lender, and any financial institution acting as agent for any member of the Borrowing Group, and any beneficiaries thereunder shall be governed by the Uniform Commercial Code as enacted in Florida from time to time (the “Code”) and to the extent not modified by said law, the “Uniform Customs and Practice of Documentary Credits” as most recently published by the International Chamber of Commerce, (“ICC”).

(c) As conditions precedent for an Eligible Receivable to become a Pledged Loan hereunder and counted to determine the eligibility of the Borrowing Group to request either a Disbursement or the issuance of a letter of credit under this Agreement, the Borrowing Group shall have caused one or more of its members to deliver to Lender:

(i) a properly completed and executed Collateral Checklist for the applicable Eligible Loan Program and substantially in accordance with the form that is attached hereto as Exhibit “C”;

(ii) a collateral assignment (the “Collateral Assignment”) of all Pledged Loan Instruments relating to such Disbursement in form acceptable to Lender and its counsel executed by an Authorized Loan Administrator.

(iii) a certificate from the Borrower, in the form attached as Exhibit C, and otherwise in form acceptable to Lender and Lender’s counsel that the Collateral Assignment has been duly executed by the member of the Borrowing Group pledging the collateral, and that such member of the Borrowing Group has been duly authorized to execute and deliver the same; that the execution and delivery of the Collateral Assignment is the act and deed of such member of the Borrowing Group that such execution and delivery does not contravene nor is it prohibited by the articles of incorporation, charter, bylaws or outstanding resolutions of such member of the Borrowing Group or agreements to which such member of the Borrowing Group is a party; the Collateral Assignment is sufficient to grant to Lender a first priority, perfected security interest in the applicable Pledged Property; and the Pledged Loans have been underwritten, documented and advanced by such member of the Borrowing Group in accordance with the applicable Loan Manual; and

(iv) all such additional documentation customarily requested by Lender, in Lender’s reasonable discretion; provided, that the foregoing must be of form and substance satisfactory to Lender and its counsel, in Lender’s sole discretion. Provided that each member of the Borrowing Group has satisfied the other requirements of this Agreement, disbursements shall be made by Lender to the requesting member of the Borrowing Group on the Business Day when received, provided that requests received by Lender after two P.M. on any Business Day shall be treated as received and shall be funded on the following Business Day. Borrowing Group members may request disbursements by any method for giving notices hereunder as set forth in Section 11.03 hereof. In addition, members of the Borrowing Group may request disbursements by forwarding e-mail to Lender at either of the following e-mail addresses: BethLeidecker@synovusbankfl.com or CherylMcNeill@synovusbankfl.com. Lender shall accept emails that appear to be initiated from Authorized Loan Administrators. Lender shall have no obligation to determine the authenticity or accuracy of the source of any such e-mail transmissions, and Borrowing Group absolves Lender from any obligation to do so.

Section 3.03 Use of Proceeds. The proceeds from the Asset Based Loan shall be used by members of the Borrowing Group for any corporate purpose.

Section 3.04 Payments And Reborrowing. So long as there is no existing and uncured Event of Default hereunder, and Borrowing Group has repaid amounts outstanding from time to time hereunder and under the Note when due or earlier as provided herein, any such repayments prior to the Maturity Date shall not reduce the maximum amount Borrowing Group may borrow at any one time and members of the Borrowing Group may reborrow any such amount repaid from time to time as long as the Aggregate Credit Balance does not exceed either (i) 100% of the then current aggregate principal balance outstanding of the Pledged Loans or (ii) $100,000,000.00. Any payments of principal shall be credited to Borrowing Group on the day of receipt provided that Lender receives the payment prior to 2 o’clock p.m. Any payments received after 2 o’clock p.m. shall be credited on the next Business Day. All unpaid principal and interest shall be due and payable in full on the Maturity Date.

Section 3.05. Interest Rate On Note. During any calendar quarter during the term of this Agreement, Borrowing Group shall pay interest on the outstanding principal amount of the Note at the Applicable Rate based upon the average of the Borrowing Group’s Deposit Accounts during the prior twelve month period as follows:

(a) If the average of the Borrower Group’s Deposit Accounts during the previous twelve month period was greater than $50,000,000.00, then the Applicable Rate shall be 30 Day LIBOR + 150 basis points; or

(b) If the average of the Borrower Group’s Deposit Accounts during the previous twelve month period was less than $50,000,000.00, then the Applicable Rate shall be 30 Day LIBOR + 300 basis points.

Thirty Day LIBOR shall be adjusted daily, and interest shall be calculated on a basis of the actual number of days elapsed during the applicable interest payment period over a 360 day year. Notwithstanding anything herein apparently to the contrary, in no event shall the Applicable Rate be less than Four (4%) per cent per annum. Interest shall be adjusted daily, and calculated on a basis of the actual number of days elapsed during the applicable interest payment period over a 360 day year. At any time there shall occur and be continuing an Event of Default, Borrowing Group shall pay interest on the outstanding amounts at the lower of (i) eighteen percent (18%) per annum or (ii) the maximum interest rate permitted by applicable law from the date of such Event of Default until the principal, all accrued interest thereon and other amounts due hereunder, under the Note and the other Loan Documents, is fully paid.

Section 3.06. Payment of Principal and Interest on Note. Borrowing Group shall pay or cause to be paid to Lender principal and interest on the Note in accordance with the terms of the Note either (i) at Lender’s headquarters at 333 Third Ave. N, St. Petersburg, FL or by mail at P. O. Box 30707, Tampa, FL 33630-3707, or other location identified by notice given by Lender to Borrowing Group in accordance with Section 11.03 hereof, or (ii) in accordance with such wiring instructions as Lender may, from time to time, provide to the Borrowing Group for such purpose. Notwithstanding anything contained herein to the contrary or in the Note, all payments of principal received by Borrowing Group with respect to the Pledged Loans shall be promptly paid to Lender as a principal reduction on the Asset Based Loan.

Section 3.07. Acceleration. If an Event of Default shall have occurred, Lender may declare the entire aggregate outstanding principal amount of the Note immediately due and payable; and, Borrowing Group shall upon such declaration forthwith pay to Lender the entire outstanding principal amount of the Note, together with interest accrued thereon and any other sums payable thereon to the date of such payment.

Section 3.08. Limitation on Interest Payable. Notwithstanding any other provision of this Agreement and the Note or of any instrument securing this Agreement and the Note or any other Loan Documents, it is expressly agreed that the amounts payable under this Agreement and the Note or under the other aforesaid instruments for the payment of interest or any other payment in the nature of or which would be considered as interest or other charge for the use or loan of money shall not exceed the highest contract rate allowable by state or federal law, whichever shall be lower, from time to time, and in the event the provisions of this Agreement and the Note or of such other instruments referred to herein with respect to the payment of interest or other payments in the nature of or which would be considered as interest or other charge for the use or loan of money shall result in exceeding such limitation, then the excess over such limitation shall not be payable and the amount otherwise agreed to have been paid shall be reduced by the excess so that such limitation will not be exceeded, and if any payment actually made shall result in such limitation being exceeded, the amount of the excess shall constitute and be treated as a payment on the unpaid principal amount hereof and shall operate to reduce such principal amount by the amount of such excess, or if in excess of the principal indebtedness, such excess shall be refunded to Borrowing Group. To the extent permitted by applicable law, all sums paid, or agreed to be paid, to Lender for the use, forbearance, and detention of the indebtedness of Borrowing Group to Lender shall be amortized, pro rated, allocated, and spread throughout the full term of the applicable Note whether the Note until payment is made in full so that the actual rate of the interest does not exceed the lower of (i) eighteen percent (18%) per annum or (ii) the highest rate allowable by law of the States of Maryland, Michigan or Florida in effect at any particular time during the full term thereof.

ARTICLE IV
PLEDGED PROPERTY

Section 4.01. Grant of Security Interest. As security for the prompt satisfaction of all of Borrowing Group’s Obligations to Lender under the Loan Documents or otherwise, the Borrowing Group hereby pledges and hereby reaffirms, and grants and assigns to Lender a first lien security interest in, and hereby acknowledges that Lender shall have and shall continue to have at all times during the term of this Agreement a first lien security interest in the following:

(a) all loans as to which a security interest was previously granted in the Original Loan Agreement, and all subsequent amendments thereto. To the extent Lender was granted a security interest in Accounts of Borrowing Group or its Affiliates pursuant to the Original Loan Agreement, as amended, such security interest shall not be reduced, abridged or restricted by the terms hereof, but shall continue in full force and effect;

(b) all Pledged Loans;

(c) all loan commitments or agreements to lend money in connection with the Pledged Loans in any form whatsoever, entered into between any member of the Borrowing Group and any third party, now or hereafter existing, and all proceeds therefrom;

(d) all Accounts of each member of the Borrowing Group maintained with respect to Pledged Loans to the extent such Accounts are collateral accounts or reserves maintained with respect to a Pledged Loan and required in order for Lender to service the respective Pledged Loans, but only to the extent of the Borrowing Group member’s interest in such Accounts, together with the proceeds thereof, including, without limitation, all proceeds of any insurance thereof, all guarantees, securities and liens which such Borrowing Group member may hold for the payment of such Accounts maintained with respect to Pledged Loans;

(e) all of each member of the Borrowing Group’s contract rights, general intangibles and general receivables, including, without limitation, goodwill, trademarks, trade styles, trade names, patents, patent applications and deposit accounts, relating to Pledged Loans, whether now or hereafter created or acquired; and

(f) all of each member of the Borrowing Group’s documents, notes, mortgages, warehouse receipts, instruments and chattel paper relating to Pledged Loans, whether now owned or hereafter acquired.

Section 4.02.Covenants.

(a) Each member of Borrowing Group shall assign, deliver and transfer over to Lender, upon request, instruments, certificates and other documents evidencing ownership in the Pledged Property for which such member has an interest, together with appropriate, duly signed and executed instruments of assignment to Lender.

(b) Each member of the Borrowing Group, as appropriate shall assign, deliver and transfer over to Lender at any time during the term of this Agreement any additional instruments, certificates and other documents evidencing ownership of the Pledged Property for which such member has an interest, together with appropriate, duly signed and executed instruments of assignment, when requested.

(c) Each member of the Borrowing Group, as appropriate shall also perform any other acts and execute any other documents required during the term of this Agreement by Lender in order to protect Lender’s interest in the Pledged Property.

(d) Borrowing Group agrees not to perform or fail to perform any act if such performance or failure would encumber, pledge or hypothecate the Pledged Property, or in any manner impair the security interest of Lender intended to be afforded hereby.

(e) Borrowing Group agrees to conform to and comply with each and every requirement or regulation imposed by any governmental authority or other regulatory body with respect to the Pledged Property.

Section 4.03. Maintenance of Collateral. Lender shall not be liable for any loss or diminution in value of the Pledged Property or the proceeds thereof while all or any portion thereof is in the possession or control of Lender, except for such loss or diminution caused by the gross negligence or willful misconduct of Lender, its officers, directors, stockholders, agents, employees, or legal representatives. Lender shall pay no interest on the Pledged Property and shall assume no responsibility for the earning of any income thereon. In particular and without limitation, Lender shall not be liable for any destruction, conversion, misappropriation, or loss of the instruments, certificates or documents representing all or any portion of the Pledged Property after such instruments, certificates or documents are delivered to Lender except such destruction, conversion, misappropriation or loss caused by the gross negligence or willful misconduct of Lender, its officers, directors, stockholders, agents, employees, or legal representatives.

Section 4.04. Release of Pledged Property. The Pledged Property shall stand as one general, continuing collateral security for all Obligations to Lender and may be retained by Lender until all Obligations have been satisfied in full. Lender will release Pledged Loans at the request of the Borrowing Group so long as Aggregate Credit Balance immediately following such a release will not exceed 100% of the then current aggregate principal balance outstanding of the Pledged Loans.

ARTICLE V
GENERAL REPRESENTATIONS AND WARRANTIES
OF BORROWING GROUP AND GUARANTORS

Section 5.01. Representations And Warranties. To induce Lender to enter into this Fourth Amended and Completely Restated Loan Agreement, the Borrowing Group and each Guarantor represent and warrant to Lender as set forth in this Article V.

Section 5.02. Organization and Existence. Each member of the Borrowing Group and each Guarantor is either a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the state under which they are organized and existing; each member of the Borrowing Group and each Guarantor has obtained all material licenses, permits and other governmental authorizations currently required for the conduct of its business, except such licenses, permits or other governmental authorizations which, if not so obtained, would not in the aggregate result in a material adverse effect on its financial condition or its ability to conduct its business as currently conducted; all such licenses, permits and other governmental authorizations so obtained are in full force and effect and each member of the Borrowing Group and each Guarantor is in all material respects complying therewith; and no member of the Borrowing Group nor any Guarantor has failed to qualify as a foreign corporation in any jurisdiction where the failure to so qualify would have a material adverse effect on its financial condition or its ability to conduct is business as currently conducted.

Section 5.03. Compliance With Other Obligations. To each member of the Borrowing Group’s knowledge and to the knowledge of the Guarantors, no member of the Borrowing Group nor any Guarantor is in violation of its articles of incorporation, bylaws, articles of association, operating agreement or regulations, as applicable or in default in any material respect in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, lease, loan agreement, indenture or other instrument to which it is a party or by which it is bound or in which it has a beneficial interest; and, the execution and delivery of the Loan Documents, the consummation of the transactions therein contemplated and the pledge of the Pledged Property, do not and will not conflict with or constitute a breach of or default under articles of incorporation, bylaws, articles of association, operating agreement or regulations, as applicable of any member of the Borrowing Group or any Guarantor or any material contract, lease, loan agreement, indenture or other instrument to which it is a party or by which it is bound or in which it has a beneficial interest or, to the knowledge or information of each member of the Borrowing Group and each Guarantor, any law, regulation, court order or decree or administrative ruling having jurisdiction over Borrowing Group and Guarantors.

Section 5.04. Compliance With Law and Regulation. To any member of the Borrowing Group’s knowledge, no member of the Borrowing Group nor any Guarantor is in violation of any directive or order from any Department to make any material change in the method of conducting its business for which there would be a materially adverse impact on the Borrowing Group or any Guarantor; and each member of the Borrowing Group has conducted and is conducting its business so as to comply in all material respects with all applicable statutes and regulations, including, without limitation, all regulations, decisions, directives and orders of any Department.

Section 5.05. Investigations and Litigation. Except as disclosed to Lender, there is no charge, investigation, action, suit or proceeding against or involving any member of the Borrowing Group or any Guarantor before or by any court, regulatory authority or governmental agency or body pending or, to the best of the knowledge and information of each member of the Borrowing Group or any Guarantor, threatened, which could materially adversely affect the Borrowing Group’s performance of the Loan Documents or the consummation of the transactions therein contemplated or which could result in any material adverse change in the condition (financial or otherwise) and in the business and prospects of the Borrowing Group or the Guarantors or which could materially adversely affect the properties and assets or the Borrowing Group or the Guarantors.

Section 5.06. Financial Statements.

(a) The financial statements of MMA, MMA Financial, MFH, MMIC, MMCF and MCC, copies of which have been furnished to Lender, have been prepared by management in accordance with generally accepted accounting principles consistently applied and, in the view of management, correctly and fairly present the financial condition and results of operations at said date and for the period then ended and disclose all liabilities of any kind required to be disclosed under generally accepted accounting principles; provided, however, that (1) no outside auditor has either reviewed or audited such information and (2) adjustments to such financial statements may subsequently need to be made based on issues arising from the procedures conducted in connection with the restatement efforts underway with respect to the Borrowing Group and the Guarantors of which the Lender is aware.

(b) Subject to the provisos set forth in (a) above, since the date of the financial statements described in (a) above, there has not been any material adverse change in the assets, properties, liabilities, financial condition, business or prospects (financial or otherwise) of the Borrowing Group or any Guarantor from that set forth or are reflected in their respective balance sheets described above, other than changes in the ordinary course of business, none of which, individually or in the aggregate, are materially adverse, except those changes other than bankruptcy or receivership of which Lender has been advised and has approved, both in writing, prior to the closing date.

(c) Subject to the provisions set forth in (a) above, no member of the Borrowing Group nor any Guarantor has any material direct or contingent liabilities, liabilities for taxes, long-term leases or unusual forward or long term commitments as of the date of this Agreement which are not disclosed by, provided for, or reserved against in their respective balance sheets at the date of the financial statements previously submitted to Lender and there are no material unrealized or anticipated losses from any unfavorable commitments of any member of the Borrowing Group.

Section 5.07. Authorization, Execution and Delivery. The Loan Documents have been duly and validly authorized and, when executed and delivered by the respective parties thereto, will have been duly executed and delivered and will constitute on the date they become effective, valid and legally binding obligations of each member of the Borrowing Group and each Guarantor, enforceable in accordance with their terms.

Section 5.08. Truth of Statements. The Loan Documents, the Officers’ Certificates and all other documents and instruments delivered and to be delivered by each member of the Borrowing Group and each Guarantor or their respective representatives in connection with the transactions contemplated by the Loan Documents, as of their respective dates, do not, and will not, include any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein, in the light of the circumstances under which they are or will be made, not misleading.

Section 5.09. Completeness of Statements. The Officers’ Certificates and all other documents and instruments delivered and to be delivered by any member of the Borrowing Group, any Guarantor or their respective representatives in connection with the transactions contemplated by the Loan Documents are or will be on the dates on which they are or will be delivered true and complete in all material respects.

Section 5.10. Adverse Events. To the best of the knowledge and information of each member of the Borrowing Group and each Guarantor, nothing exists which materially adversely affects, or which could reasonably be expected to in the future, materially adversely affect, the business, assets, properties or condition, financial or otherwise, of the Borrowing Group or any Guarantor, except as set forth or referred to in the Loan Documents or otherwise disclosed in writing to Lender.

Section 5.11. Regulatory Approval. No approval of the Loan Documents or the transactions contemplated by the Loan Documents is required by any Department; no Department has issued an order preventing or suspending the transactions contemplated hereby and thereby; and, to the best of the knowledge and information of each member of the Borrowing Group and each Guarantor, no proceedings therefor or related thereto have been initiated or threatened by any Department.

Section 5.12. Tax Matters. All required federal, state, foreign and other tax returns of each member of the Borrowing Group and each Guarantor required to be filed as of the date hereof have been filed or such Borrowing Group member or Guarantor has obtained valid extensions to such required filings. All federal, state, foreign and other taxes imposed upon each member of the Borrowing Group and each Guarantor or on any of their respective assets, properties, income, licenses or franchises which are currently due and payable have been paid, except for taxes which are being contested in good faith by appropriate proceedings being diligently conducted and for which adequate reserves in conformity with generally accepted accounting principles have been established on the books of each member of the Borrowing Group and each Guarantor.

Section 5.13. Agreement or Contract Restrictions. No member of the Borrowing Group nor any Guarantor is a party to, nor is any such party bound by, any agreement, contract or instrument, or subject to any other restriction which materially and adversely affects the business, properties, assets, operations, or condition (financial or otherwise) of the Borrowing Group or any Guarantor except as disclosed in the financial statements and notes thereto described in Section 5.06.

Section 5.14. Effective Date of Representations, etc. All representations and warranties made by any member of the Borrowing Group or any Guarantor in this Agreement, all of which shall be deemed continuing during the term of this Agreement, shall be true and correct as of the date at execution and delivery of this Agreement, and at all times throughout the term hereof, except where Lender otherwise agrees, and have been and will be relied upon by Lender and constitute an inducement for the making and continuing of the Asset Based Loan and the L.O.C. Facility.

ARTICLE VI
COVENANTS OF BORROWING GROUP AND GUARANTORS

Each member of the Borrowing Group and each Guarantor covenant and agree with Lender as follows:

Section 6.01. Payment of Principal of and Interest on Note. Each member of the Borrowing Group shall duly and punctually pay the principal of and interest on the Note, at the time and in the manner provided in such Note, and the fees provided herein and therein.

Section 6.02. Compliance With Loan Documents. Each member of the Borrowing Group and each Guarantor shall fully and punctually comply with each and every term, condition, requirement and obligation under the Loan Documents, and shall assure that Lender has at all times during the term of the this Agreement a perfected first lien security interest in the Pledged Property.

Section 6.03. Maintenance of Corporate Existence. Unless failure to do so would not have a materially adverse effect on any member of the Borrowing Group’s or any Guarantor’s ability to perform hereunder, each member of the Borrowing Group and each Guarantor shall maintain its corporate existence (or existence as a limited liability company, as applicable and good standing under the laws of the state under which they are organized and existing during the term of this Agreement. No member of the Borrowing Group nor any Guarantor shall, directly or indirectly, distribute, dissolve, sell, lease or otherwise dispose of substantially all of its assets except in the normal course of business; and, will not consolidate with or merge into another corporation or entity or permit one or more other corporations or entities to consolidate with or merge into it, unless the Borrowing Group member or Guarantor, as the case may be, or any of their subsidiaries is the surviving entity.

Section 6.04. Conduct of Business. Unless failure to do so would not have a materially adverse effect on any member of the Borrowing Group’s or any Guarantor’s ability to perform hereunder, each member of the Borrowing Group and each Guarantor will do or cause to be done all things necessary to preserve and to keep in full force and effect its rights, franchises, trade names, patents, trademarks, permits and licenses which are necessary for the continuance of its business and continue to engage principally in their current respective businesses.

Section 6.05. Accounts. Each member of the Borrowing Group shall mark its records evidencing Pledged Loans in a manner satisfactory to Lender so as to show that same have been assigned to Lender; and give Lender such financial statements, reports, certificates, list of customers (showing names, addresses and amounts owing) and other data concerning accounts, contracts, collections, inventory and other matters relative to Pledged Loans as Lender may from time-to-time specify.

Section 6.06. Financial Statements and Other Deliveries.

(a) As soon as practical, and in any event within sixty (60) days after the end of each fiscal quarter (other than the last quarter of the year), each member of the Borrowing Group (other than MCC) and each Guarantor shall furnish to Lender their quarterly unaudited financial statements, including balance sheets and income statements, for the fiscal quarter just ended, certified by an Authorized Officer. As soon as practical, and in any event within one hundred and twenty (120) days after the end of each fiscal year, each member of the Borrowing Group, MMA Financial and MFH shall furnish to Lender their respective management-prepared unaudited annual financial statements, prepared in accordance with GAAP and practices applied on a basis consistently maintained throughout the period involved, for the twelve (12) month period just ended. As soon as practical, and in any event within one hundred and twenty (120) days after the end of each fiscal year, MMA shall furnish to Lender annual audited reports, certified without material qualification by an independent certified public accountant acceptable to Lender, prepared in accordance with GAAP and practices applied on a basis consistently maintained throughout the period involved, together with relevant financial statements for the twelve (12) month period just ended. Borrowing Group represents that each member of the Borrowing Group’s fiscal year is the same as the calendar year.

(b) Concurrently with the delivery of the financial statements referred to in clause (a) above, the Borrowing Group and the Guarantors will cause to be delivered a Compliance Certificate in the form attached hereto as Exhibit J signed by an Authorized Officer.

Section 6.07. Right of Inspection. Each member of the Borrowing Group and each Guarantor shall permit any person designated by Lender, at Borrowing Group’s expense, to visit and inspect any of the properties, corporate books, records, papers and financial reports of any member of the Borrowing Group or any Guarantor relating to the Eligible Loan Programs to make copies thereof, and to discuss the affairs, finances and accounts of each member of the Borrowing Group or each Guarantor with their respective principal officers and independent accountants, all at such reasonable times and as often as Lender may reasonably request, provided Lender provides the Borrowing Group member or Guarantor with seventy-two (72) hours prior written notice. In addition, Lender (or any Person or Persons designated by it) shall have the right, but not obligation, at Lender’s expense, to have an inspection and audit of substance and scope acceptable to Lender in its sole discretion of any and all assets pledged or purported to be pledged as collateral in connection with any Obligations. Such inspection and audit may include, but not be limited to, a review of all original documentation deemed relevant by Lender and discussions with all persons a party to, holding or connected with any such documentation.

Section 6.08. Fees and Expenses of Borrowing Group. Borrowing Group shall pay all taxes, fees and expenses incurred in connection with the Asset Based Loan, the L.O.C. Facility and the closing of the transaction contemplated hereby.

Section 6.09. Further Assurances. Each member of the Borrowing Group shall execute and deliver all such additional documents and instruments and do all such additional acts as (A) Lender shall require to more fully and effectually secure the due and punctual payment and performance of Borrowing Group’s Obligations under the Loan Documents, (B) may be necessary to assure to Lender a first lien security interest in the Pledged Property, and (C) Lender may reasonably request for the foregoing purposes.

Section 6.10. Service of Process. Each member of the Borrowing Group and each Guarantor shall at all times during the term of this Agreement maintain an office or agent for service of process in the State of Florida.

Section 6.11. Attorneys’ Fees and Expenses. Borrowing Group shall pay the reasonable fees and expenses of Lender’s counsel for negotiating, drafting and reviewing the Loan Documents and all documents amendatory or supplementary thereto and closing of the Loan Documents.

Section 6.12. Attorneys’ Fees and Expenses on Default. In the event any member of the Borrowing Group or any Guarantor fails to perform or observe or breaches any obligation, term, condition, covenant or agreement under the Loan Documents and Lender employs attorneys or incurs other expenses for the collection on the Notes (including exercising all of its legal rights with respect to the Pledged Property of the Pledged Property) or enforcement of the performance or observance of any obligation, covenant or agreement on the part of any member of the Borrowing Group or any Guarantor therein contained, Borrowing Group shall, on demand therefor, forthwith pay to Lender the reasonable actual fees and expenses of such attorneys, including fees and expenses on appeal and for post judgment relief, and such other expenses reasonably incurred.

Section 6.13. Payment of Taxes. Each member of the Borrowing Group and each Guarantor shall promptly pay or cause to be paid (i) all material taxes, assessments and other governmental charges that may be lawfully levied or assessed upon them or their respective income or properties; and (ii) all charges for labor, materials and supplies which if unpaid could become a lien or charge on the Pledged Property, except, in each case, those being contested in good faith by appropriate proceedings being diligently conducted and for which adequate reserves in conformity with generally accepted accounting principles have been established on the books of the Borrowing Group member or the Guarantor, as applicable.

Section 6.14. Compliance With Law. Each member of the Borrowing Group and each Guarantor shall remain in material compliance with all applicable provisions of applicable laws, rules, regulations and orders of every Department having jurisdiction over the Borrowing Group member or the Guarantors, as applicable, or its properties except for noncompliance that could not reasonably be expected to result in a material adverse effect on the property, business or financial condition of the Borrowing Group or any Guarantor.

Section 6.15. Notice of Material Claims and Changes. In the event any litigation is filed or threatened against any member of the Borrowing Group or any Guarantor or its properties, which, in the event of an unfavorable outcome, could create a liability in excess of $15,000,000, or could reasonably be expected to impair the conduct of the business of any member of the Borrowing Group or any Guarantor or could reasonably be expected to materially adversely affect financially or otherwise its business, operations, assets, properties, prospects, or condition or there is any material adverse change in the nature or status of any such litigation, Borrowing Group shall notify Lender within ten (10) days of any member of the Borrowing Group’s receipt of written notice of the commencement of such litigation or change and shall advise Lender within ten (10) days of the occurrence of any other matters of which any member of the Borrowing Group or any Guarantor has actual knowledge which, in the event of an unfavorable outcome, could reasonably be expected to have a material adverse effect on the business and financial condition of any member of the Borrowing Group or any Guarantor or would result in suspension, revocation or material impairment of any license, franchise or permit required or necessary in connection with the business of any member of the Borrowing Group or any Guarantor. Borrowing Group shall also promptly notify Lender of any material change in any material fact or circumstance represented or warranted in this Agreement.

Section 6.16. Indemnification of Lender. In addition to amounts payable under the provisions hereof, the Borrowing Group agrees to pay, and to indemnify and save Lender harmless from and against, any damage, loss, cost or expense (including reasonable attorneys’ fees) which the Lender may incur or be subject to as a consequence, direct or indirect, of (1) any breach by any member of the Borrowing Group or any Guarantor of any warranty, representation, covenant, term or condition in, or the occurrence of any breach thereof or default or Event of Default thereunder, together with all reasonable expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, and (2) any defense against any legal action commenced to challenge the validity of any of the Loan Documents.

Section 6.17. Notices. Borrowing Group shall promptly deliver or cause to be delivered to Lender copies of all material violation notices, notices of non-compliance and similar notices, orders and directives of any Department received by any member of the Borrowing Group in connection with its business.

Section 6.18. Change Of Name. Principal Place Of Business, Office Or Agent. The Borrowing Group will notify Lender of the occurrence of any change in the name of any member of the Borrowing Group or any Guarantor, a change in the principal place of business of any member of the Borrowing Group or any Guarantor, the office where the books and records of any member of the Borrowing Group or any Guarantor are kept, or any change in the registered agent of any member of the Borrowing Group or any Guarantor for the purposes of service of process within thirty (30) days of any such change.

Section 6.19. Pledged Property. Until Borrowing Group has paid and otherwise satisfied all obligations under the Loan Documents, no member of Borrowing Group shall pledge or grant any security interest in the Pledged Property to any other Person, except security interests for the benefit of Lender, without the Lender’s prior written consent.

Section 6.20. Working Capital Loan Report. The Borrowing Group shall forward a report to Lender with an effective date as of the last day of each and every month during the term hereof which report shall arrive at Lender no later than the 7th Business Day following its effective date. Such report shall contain current information on all Pledged Loans pledged by Borrowing Group members to Lender as Lender may reasonably request from time to time including but not limited to (a) the member of the Borrowing Group making the loan, (b) the identification of each loan by the Eligible Loan Program, and to the extent applicable, the type of loan within such program and (c) the Risk Rating assigned by the such member of the Borrowing Group pursuant to its internal Risk Rating Standards in accordance with the requirements of the Loan Manual for such Eligible Loan Program and in accordance with (i) the Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, (ii) Statement of Financial Account Standards No. 114, Accounting by Creditors for Impairment of a Loan and amendment of FASB Statements No. 5 and 15. Initially, the Working Capital Loan Report shall be in the form of that which is attached hereto as Exhibit D. The report shall be certified by an appropriate officer of relevant member of the Borrowing Group.

Section 6.21 Intentionally Omitted.

Section 6.22. Loan Program Manuals and Guidelines. The Borrowing Group shall notify Lender in writing of any material modifications or amendments to the Loan Manuals or Guidelines.

Section 6.23. Unencumbered Liquidity. The Unencumbered Liquidity of MMA will not be less than $15,000,000 at any time.

Section 6.24. Minimum Consolidated Tangible Net Worth. The Minimum Consolidated Tangible Net Worth of MMA will not be less than $350,000,000 at any time.

Section 6.25. Consolidated Leverage Ratio. The Consolidated Leverage Ratio of the MMA will not be greater than 5:1 at any time.

Section 6.26. Consolidated Senior Indebtedness to Consolidated Tangible Net Worth. Consolidated Senior Indebtedness of the Guarantor to Consolidated Tangible Net Worth of the MMA will not exceed 3.5:1 at any time.

Section 6.27. Consolidated Interest and Distribution Coverage Ratio. The Consolidated Interest and Distribution Coverage Ratio of the MMA will not be less than 1.5:1 at any time.

ARTICLE VII
REPRESENTATIONS. WARRANTIES. AGREEMENTS AND COVENANTS
OF GUARANTORS

Section 7.01. Representations And Warranties As To Consideration. Each Guarantor represents and warrants that it has received good, valuable and sufficient consideration for guaranteeing the performance and observance of the Borrowing Group’s covenants and agreements under the Loan Documents.

Section 7.02. Guarantys. Each Guarantor shall execute and deliver an unconditional guaranty of Borrowing Group’s obligations to Lender in form acceptable to Lender.

ARTICLE VIII
CONDITIONS TO LENDER’S OBLIGATIONS

Section 8.01. Conditions To Be Satisfied. The obligations of Lender to make and continue the Asset Based Loan and to issue letters of credit under the L.O.C. Facility are, unless waived in writing by Lender, subject to the further conditions set forth in this Article VIII. Disbursements against the Asset Based Loan shall only be made and letters of credit will only be issued under the L.O.C. Facility after sufficient collateral is pledged in accordance herewith. Notwithstanding the foregoing, all collateral shall secure all parties’ (other than Lender) Obligations hereunder.

Section 8.02. Conformity with Loan Manuals. All Pledged Loans shall be Eligible Loans of the variety described in the Loan Manuals, and shall have been underwritten and documented in accordance with the requirements and procedures set forth in the applicable Loan Manual as further represented and warranted in the appropriate Officer’s Certificate.

ARTICLE IX
EVENTS OF DEFAULT. REMEDIES AND NO SET OFF

Section 9.01. Events Of Default Defined. Each of the following events shall constitute an Event of Default:

(a) default in the payment of any principal and interest on the Note as and when the same shall become due and payable, unless same is cured within the cure period, if any, provided for in the Note; or

(b) failure or default in the performance or observance of any Financial Covenant. For purposes hereof, “Financial Covenant” shall mean the covenants set forth in Sections 6.23 through and including 6.27 hereof.

(c) material breach, failure or default in the performance or observance of any other covenant, agreement or condition under the Loan Documents (not described in either of clause (a) or (b) above) for a period of thirty (30) days after the Borrowing Group’s receipt of notice from Lender of such breach, failure or default; or

(d) any representation, warranty or statement made or furnished to Lender pursuant to the Loan Documents proves to have been false or misleading in any material respect when made, furnished or otherwise required to be true; or

(e) any material adverse change in the financial condition of the Borrowing Group or any Guarantor;

(f) the issuance or filing against any member of the Borrowing Group or any Guarantor of a tax lien or the issuance or filing of any attachment, injunction, execution or judgment which is not removed within fifteen (15) days after issuance or filing and such issuance or filing shall have a material adverse effect on the ability of the Borrowing Group or any Guarantor to perform its obligations under the Loan Documents;

(g) Borrowing Group in the aggregate or any Guarantor shall fail to pay indebtedness due any third Persons beyond any applicable grace period and such failure shall have a material adverse effect on the ability of the Borrowing Group or any Guarantor to perform its obligations under the Loan Documents;

(h) a receiver, liquidator, assignee, custodian, trustee, conservator, sequestrator, regulatory authority (or other similar official) shall take possession of any member of the Borrowing Group or any Guarantor or a substantial part of the property thereof, or exercise Control thereof or thereover, without its consent or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any member of the Borrowing Group or any Guarantor in an involuntary case under any applicable bankruptcy, receivership, insolvency or other similar laws hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, conservator, sequestrator, regulatory authority (or other similar official) of any member of the Borrowing Group or any Guarantor or for any substantial part of their property, or ordering the winding-up or liquidation of its affairs and such decree or order shall continue unstayed and in effect for a period of ninety (90) consecutive days, or any member of the Borrowing Group or any Guarantor shall commence a voluntary case under any applicable bankruptcy, receivership, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, conservator, sequestrator, regulatory authority (or other similar official) of any member of the Borrowing Group or any Guarantor or of any substantial part of their property, or shall make any general assignment for the benefit of its or any Guarantor’s creditors, or shall take any corporate action in furtherance of any of the foregoing; or

Section 9.02. Remedies On Default. Whenever an Event of Default shall have occurred and be continuing, in addition to declaration of acceleration provided in Section 3.07, Lender shall have all of the rights and remedies of a secured creditor under the Uniform Commercial Code as in effect in the State of Florida, and without limiting in any way the foregoing, shall also have by action of the Lender the following specific rights and remedies:

(a) to declare the entire Asset Based Loan, all principal and interest evidenced by the Note and all other indebtedness of Borrowing Group to Lender, or any part thereof, immediately due and payable, whereupon it shall be due and payable;

(b) to terminate further Disbursements and further issuances of letters of credit under the L.O.C. Facility;

(c) to reduce any claim to judgment;

(d) to take such steps as Lender may deem appropriate to foreclose or otherwise enforce the security interest granted to Lender to secure payment and the performance of the Borrowing Group under the Loan Documents; and

(e) to exercise any and all rights afforded by the laws of the State of Florida or any other jurisdiction as Lender shall deem appropriate, including, but not limited to, the Uniform Commercial Code of the State of Florida or of such other jurisdiction (the “Code”), or by the Loan Documents or by law or equity or otherwise; or(f) to institute any action at law or proceedings in equity or in bankruptcy or otherwise, upon or under the Loan Documents, or for the appointment of a receiver or trustee, or for any other remedy hereunder or under the Loan Documents.

Section 9.03. Remedies Cumulative And Continuing. All remedies given under this Article IX at law, in equity and in bankruptcy shall, to the extent permitted by law, be deemed cumulative, shall be in addition to every other right and remedy given hereunder at law, in equity or bankruptcy and by statute and not exclusive of any other hereof, to enforce the performance or observance of the covenants and agreements contained herein, and no delay or omission of Lender to exercise any right or remedy arising upon any failure, breach or Event of Default occurring and continuing as aforesaid shall impair any such right or the availability of any such remedy or shall be construed as a waiver of any such failure, breach or Event of Default or an acquiescence therein; and, every right and remedy given by this Article IX or by law, in equity and in bankruptcy to Lender may be exercised from time to time and as often as shall be deemed expedient by Lender.

Section 9.04. No Implied Waiver. The express waiver of any failure hereunder or breach hereof or of any Event of Default shall be limited to the particular failure, breach or Event of Default so waived and shall not be deemed, by implication or otherwise, to waive any other failure, breach or Event of Default hereunder. Lender, at its sole option, may waive compliance with any covenant herein contained.

Section 9.05. No Setoff. No setoff, subrogation, contribution, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which any member of the Borrowing Group has or may have, or may come to have, against Lender or against its properties or assets, shall be available hereunder to such party against Lender.

ARTICLE X

SURVIVAL. SATISFACTION AND TERMINATION

Section 10.01. Existing Obligations. This Agreement modifies certain terms and conditions of valid, existing obligations evidenced by the instruments described in the Recitals. The parties hereto agree that this Agreement is not intended to substitute or extinguish such valid, existing obligations, nor is this Agreement intended to effect a novation of such valid, existing obligations. The Uniform Commercial Code financing statements previously executed by the parties to this Agreement in favor of Lender shall not be affected by this Agreement, but shall continue to secure obligations of the parties hereto to Lender.

Section 10.02. Survival. The covenants, agreements, representations and warranties made herein and in any document pursuant hereto shall survive the execution and delivery of the Loan Documents by each member of the Borrowing Group and shall continue in full force and effect so long as any indebtedness created in connection therewith is outstanding and unpaid; and each member of the Borrowing Group hereby specifically waives and tolls the running of any applicable limitation of action on, relating to or arising out of the Loan Documents until the date all Obligations of the Borrowing Group under the Loan Documents shall become due and fully payable.

Section 10.03. Satisfaction Of Obligations And Termination. If at any time Borrowing Group shall pay and satisfy the outstanding Obligations under the Loan Documents, then this Agreement shall terminate and the parties shall be released from the obligations and liabilities under the Loan Documents.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.01. Assignment. Successors And Assigns Of Parties.

(a) Neither this Agreement nor the duties and obligations of Borrowing Group nor any Guarantor created hereunder and under the Note shall be assigned by any member of the Borrowing Group or any Guarantor.

(b) The Loan Documents may be assigned, in whole or in part, by Lender.

Section 11.02. Liability Joint and Several. The liability of the members of the Borrowing Group under the Loan Documents shall be joint and several.

Section 11.03. Notices. Any notice, demand, declaration or certificate which is, by the terms of the Loan Documents, required or permitted to be given or served by one party to or upon the other party may be given or served by hand delivery, registered or certified mail, return receipt requested, overnight delivery, or facsimile transmission with written evidence of receipt of delivery if to or upon:

Borrowing Group and each Guarantor:		c/o Municipal Mortgage & Equity, LLC 621 East Pratt Street, Suite 300 Baltimore, Maryland 21202 Attn: Anthony Mifsud

	with a copy to:	Rana Johnson, VP MMA Financial, Inc. 3000 Bayport Drive, Suite 1100 Tampa, FL 33607 Direct Line: 813.868.8181 Toll free: 800.237.9946 Fax: 813.425.8000

	with a copy to:	Stephen A. Goldberg, Esq. Gallagher Evelius & Jones LLP 218 N. Charles Street, 4th Floor Baltimore, Maryland 21201

Lender:		Synovus Bank of Tampa Bay P.O. Box 14517 St. Petersburg, FL 33733 Attn: Ms. Cathy P. Swanson, Executive Vice President

	with a copy to:	Biber O’Toole Delano Fowler & Clarkson P.L.

360	Central Avenue, Suite 1560

St. Petersburg, Florida 33701

Attn: G. Kristin Delano

or to such other person or address as to which the parties shall give notice in accordance with the terms of this section. Any such notice shall be effective when received, or when it should have been received, by the party to whom such notice is directed. No notice or demand which is given, but which is not required by the terms of this Agreement, shall entitle Borrowing Group to any other or further notice or demand in the same, similar or other circumstances.

Section 11.04. Severability. In the event any provision of any of the Loan Documents shall be held invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate or render unenforceable the remaining provisions of all of the Loan Documents and there shall be inserted, if practicable, in lieu of such invalid or unenforceable provision, a provision which is valid and enforceable and which as nearly as practicable carries out the intent of the parties expressed in the invalid or unenforceable provision.

Section 11.05. Amendment And Waiver. No course of dealings between Lender and Borrowing Group shall be effective to amend, modify, or change any provision of the Loan Documents. No amendment, modification or waiver of any provision of the Loan Documents or consent to any departure therefrom shall be effective unless it is made in writing and signed by Lender, each member of the Borrowing Group and each Guarantor.

Section 11.06. Entire Agreement Counterparts. This document sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings; provided that Loan Documents (other than the Original Agreement and all amendments which are expressly hereby amended and completely restated) executed with regard to Pledged Loans that are continuing collateral for the Obligations and the Commitment Letter shall survive the execution hereof and remain in full force and effect. This Agreement amends and completely restates the Third Amendment, as further amended and modified. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one Agreement as if all parties hereto had signed the same document.

Section 11.07. Jurisdiction And Venue. Any action or proceeding against any member of the Borrowing Group relating in any way to the Loan Documents may at Lender’s option be brought, and each such Loan Document may at Lender’s option be enforced, in the courts of the State of Florida in and for Pinellas County and the United States District Court for the Middle District of Florida and each member of the Borrowing Group irrevocably submits to the jurisdiction of each such court in respect of any such action or proceeding.

Section 11.08. Governing Law. The Loan Documents shall be governed by and construed in accordance with the laws of the State of Florida (not including the choice of law rules thereof).

ARTICLE XII
WAIVER AND RELEASE

Section 12.01. Release. Each member of the Borrowing Group and each Guarantor, for itself and its legal representatives, successors, predecessors and assigns, and its officers, directors, stockholders, agents, employees and beneficiaries and releases, quits and forever discharges Lender and its officers, directors, stockholders, agents, attorneys, employees, successors and assigns of and from any and all claims, demands, debts, actions and causes of action which any member of the Borrowing Group or any Guarantor now has or might hereafter have against Lender or any other such party by reason of any act, omission to act, matter, contract, agreement or thing whatsoever up to the date hereof except with respect to any claim, matter, action, demand or cause of action resulting from the gross negligence or willful misconduct of Lender, or its officers, directors, employees, agents, stockholders, or legal representatives.

Section 12.02. Waiver of Defenses. Each member of the Borrowing Group and each Guarantor hereby waive in favor of Lender, and its successors and assigns, any and all claims or defenses they may now have with respect to each of the Loan Documents up to the date hereof, and each such party further agrees not to raise such claims or defenses, if any, against Lender or its successors and assign in any civil or other proceedings.

Section 12.03. Borrowing Group Not In Default. Lender warrants and represents that neither no member of the Borrowing Group, nor any Guarantor is in default with respect to the Loan Documents.

ARTICLE XIII
WAIVER OF JURY TRIAL

EACH MEMBER OF THE BORROWING GROUP, EACH GUARANTOR AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ACCEPTING THIS AGREEMENT AND MAKING ANY LOAN, ADVANCE OR OTHER EXTENSION OF CREDIT TO THE BORROWING GROUP.

IN WITNESS WHEREOF, the parties have executed this Agreement, by their duly authorized officers or representatives, to be effective as of the day and year first above set forth.

Signed, sealed and delivered		LENDER:
in the presence of:
SYNOVUS BANK OF TAMPA BAY
/s/ Charlene M. Harris		By: /s/ Cathy Swanson
Print Name: Charlene M. Harris		Cathy Swanson
As Its Executive Vice President
/s/ G Kristin Delano Print Name: G. Kristin Delano
BORROWING GROUP:
MMA CAPITAL CORPORATION
/s/ Virginia Connolly		By: /s/ Anthony Mifsud
Print Name: Virginia Connolly		Anthony Mifsud
As Its Senior Vice President
/s/ Brian D. Sims Print Name: Brian D. Sims
MMA MORTGAGE INVESTMENT
CORPORATION
/s/ Virginia Connolly		By: /s/ Anthony Mifsud
Print Name: Virginia Connolly		Anthony Mifsud
As Its Senior Vice President
/s/ Brian D. Sims Print Name: Brian D. Sims
MMA CONSTRUCTION FINANCE, LLC
/s/ Virginia Connolly		By: /s/ Anthony Mifsud
Print Name: Virginia Connolly		Anthony Mifsud
As Its Senior Vice President
/s/ Brian D. Sims Print Name: Brian D. Sims
GUARANTORS:
MUNICIPAL MORTGAGE & EQUITY LLC
/s/ Virginia Connolly		By: /s/ Anthony Mifsud
Print Name: Virginia Connolly		Anthony Mifsud
As Its Senior Vice President
/s/ Brian D. Sims Print Name: Brian D. Sims		MMA FINANCIAL HOLDINGS, INC.
/s/ Virginia Connolly		By: /s/ Anthony Mifsud
Print Name: Virginia Connolly		Anthony Mifsud
As Its Senior Vice President
/s/ Brian D. Sims Print Name: Brian D. Sims		MMA FINANCIAL, INC.
/s/ Virginia Connolly		By: /s/ Anthony Mifsud
Print Name: Virginia Connolly		Anthony Mifsud
As Its Senior Vice President
/s/ Brian D. Sims Print Name: Brian D. Sims
STATE OF Florida	)

COUNTY OF Pinellas	)

The foregoing instrument was acknowledged before me this 26th day of February, 2007, by Cathy Swanson, as Executive Vice President of SYNOVUS BANK OF TAMPA BAY, a Florida corporation, on behalf of the corporation. He/She is personally known to me or who has produced      as identification and who did take an oath.

/s/ G. Kristin Delano

Notary Public for State Florida

Print Name: G. Kristin Delano
My Commission Expires: 10/21/2007

(SEAL)

STATE OF      Maryland      )
COUNTY OF      Anne Arundel      )

The foregoing instrument was acknowledged before me this 22 day of February, 2007, by Anthony Mifsud, as Senior Vice President of MMA Capital Corporation, a Michigan corporation, on behalf of the corporation. He/She is personally known to me or who has produced — as identification and who did take an oath.

/s/ Virginia Connolly

Notary Public for State of Maryland

Print Name: Virginia G. Connolly

My Commission Expires: 5/01/08

(SEAL)

STATE OF      Maryland      )
COUNTY OF      Anne Arundel      )

The foregoing instrument was acknowledged before me this 22 day of February, 2007, by Anthony Mifsud, as Senior Vice President of MMA Mortgage Investment Corporation, a Florida corporation, on behalf of the corporation. He/She is personally known to me or who has produced — as identification and who did take an oath.

/s/ Virginia Connolly

Notary Public for State of Maryland

Print Name: Virginia G. Connolly

My Commission Expires: 5/01/08

(SEAL)

STATE OF      Maryland      )
COUNTY OF      Anne Arundel      )

The foregoing instrument was acknowledged before me this 22 day of February, 2007, by Anthony Mifsud, as Senior Vice President of MMA Construction Finance, LLC, a Maryland limited liability company. He/She is personally known to me or who has produced — as identification and who did take an oath.

/s/ Virginia Connolly

Notary Public for State of Maryland

Print Name: Virginia G. Connolly

My Commission Expires: 5/01/08

(SEAL)

STATE OF      Maryland      )
COUNTY OF      Anne Arundel      )

The foregoing instrument was acknowledged before me this 22 day of February, 2007, by Anthony Mifsud, as Senior Vice President of Municipal Mortgage & Equity LLC, a Delaware limited liability company, on behalf of the company. He/She is personally known to me or who has produced — as identification and who did take an oath.

/s/ Virginia Connolly

Notary Public for State of Maryland

Print Name: Virginia G. Connolly

My Commission Expires: 5/01/08

(SEAL)

STATE OF      Maryland      )
COUNTY OF      Anne Arundel      )

The foregoing instrument was acknowledged before me this 22 day of February, 2007, by Anthony Mifsud, as Senior Vice President of MMA Financial Holdings, Inc., a Florida corporation, on behalf of the corporation. He/She is personally known to me or who has produced — as identification and who did take an oath.

/s/ Virginia Connolly

Notary Public for State of Maryland

Print Name: Virginia G. Connolly

My Commission Expires: 5/01/08

(SEAL)

STATE OF      Maryland      )
COUNTY OF      Anne Arundel      )

The foregoing instrument was acknowledged before me this 22 day of February, 2007, by Anthony Mifsud, as Senior Vice President of MMA Financial, Inc, a Maryland corporation, on behalf of the company. He/She is personally known to me or who has produced — as identification and who did take an oath.

/s/ Virginia Connolly

Notary Public for State of Maryland

Print Name: Virginia G. Connolly

My Commission Expires: 5/01/08

(SEAL)

Exhibits:
A B C D E F G I	Authorized Officers
Authorized Loan Administrators
Collateral Checklist
Working Capital Loan Report
Letter of Credit Worksheet
Construction Loan Underwriting Guideline
Bridge/Interim Loan Program
Commercial Loan (Non-Multifamily Loan) Program Guidelines

J.	Compliance Certificate

EXHIBIT A
AUTHORIZED OFFICERS

As to each member of the Borrowing Group, its Chairman, President, Treasurer or any of its Vice Presidents

EXHIBIT B
AUTHORIZED LOAN ADMINISTRATORS

Melanie M. Lundquist

Anthony Mifsud

Bruno Soenen

Megan Targarona

Erin Edwards

EXHIBIT C
COLLATERAL CHECKLIST

PROJECT:     DATE:

BORROWING GROUP MEMBER:

DOCUMENTS:

________Loan/Bond Documents including Equity Note or Bond Endorsed by Borrowing Group Member to
Synovus Bank of Tampa Bay
________Executed Collateral Assignment of Equity/Bond Documents
________Borrower’s Officer Certificate attesting that the Collateral Assignment of Equity/Bond
Documents is a valid and binding document sufficient to grant to Synovus Bank of Tampa Bay a security interest in the Equity/Bond Collateral, among other things.
Follow-up documents to be submitted upon receipt by Borrowing Group Member:
Loan Number:
Name of Project:
Type of Loan:
Risk Grade:
Midland Equity Syndication:
Collateral:
Equity Loan/Bond Face Amount:	$—
Loan/Bond Balance at time of Collateral Assignment:	$—
100% of Aggregate Credit Facility :	$—

CERTIFIED BY:

ON BEHALF OF:

(Name of Member of Borrowing Group)

DATE:

REVIEWED BY:

ON BEHALF OF SYNOVUS BANK OF TAMPA BAY

DATE:

EXHIBIT D
WORKING CAPITAL LOAN REPORT

THE UNDERSIGNED OFFICER of _[name of entity]     , a      [type of entity and state where organized] (“Reporting Company”) does hereby certify to Synovus Bank of Tampa Bay, a Florida banking corporation (“Lender”) as follows:

1.	That the attached Working Capital Report is true, correct and complete. It is not misleading and fairly represents the subject matter thereof.

2.	This statement is being made with the intention that Lender shall rely hereon with regard to the administration of the Loan to MMA Capital Corporation, a Michigan corporation f/k/a Midland Capital Corporation, MMA Mortgage Investment Corporation, a Florida corporation, MMA Construction Finance, LLC, a Maryland limited liability company f/k/a MuniMae Midland Construction Finance, LLC, under that certain Fourth Amended and Restated Loan Agreement made by and among Lender, the aforesaid companies, Municipal Mortgage & Equity LLC, a Delaware limited liability company and MMA Financial Holdings, Inc., a Florida corporation f/k/a Midland Financial Holdings, Inc, and MMA Financial, Inc., a corporation.

IN WITNESS WHEREOF the undersigned officer of Reporting Company has set his hands and seal this      day of      ,      .

By:
As Its

EXHIBIT "D"
WORKING CAPITAL LOAN REPORT
	MCC							90% Margined				Actual
Type of	Risk	Type of			Loan	Loan	Account	Collateral	Date	Maturity	Interest	Days
Loan	Rating	Loan	Borrower	Project	Number	Amount	Balance	Balance	Funded	Date	Paid Thru	Past Due

TOTAL MCC LOANS HELD BY SYNOVUS

							-	-

TOTAL COLLATERAL HELD BY SYNOVUS

							-	-

MAXIMUM COLLATERALIZED CREDIT LINE

COLLATERAL IN EXCESS/DEFICIT OF CREDIT LINE BORROWINGS

MAXIMUM COLLATERALIZED CREDIT LINE

CREDIT LINE BORROWINGS

AVAILABLE ON CREDIT LINE

EXHIBIT E

LETTER OF CREDIT WORKSHEET
SYNOVUS BANK OF TAMPA BAY

Name of Applicant
(Entity requesting the credit)

Amount of L/C

Term of L/C

Beneficiary

Beneficiary Contact Name

Phone Number

Fax Number

Address of Beneficiary

Anticipated date of L/C

Does the Beneficiary require a Rated Bank      yes      no

Does the L/C need to be transferable?      yes      no

Are partial draws required?      yes      no

Does the L/C need to be automatically renewed?      yes      no

What is the purpose of this L/C?

Conditions that must be met in order for the L/C to be drawn

MMA Contact

Phone number

Fax number

Who will sign documents on behalf of MMA

EXHIBIT F
CONSTRUCTION LOANS

Construction loans represent short term financing for the new construction and/or substantial renovation of a real estate project, with loan proceeds disbursed periodically in installments as the work progresses. Construction loans are generally underwritten with an anticipated third party take-out from government sponsored enterprises (GSEs) or Conduits. In some instances, MMA will provide construction-only financing. Loans are generally recourse and secured by a first lien Mortgage and assignment of all contractual agreements, rents, and leases encumbering the property. The term is typically 24-36 months with longer terms considered for certain property types. One or more short-term extensions may be available.

The construction loan amount is typically calculated to be the lesser of: (i) a certain Loan to Value ratio, based on the property’s stabilized market value as determined by an independent MAI appraisal report prepared for and approved by MMA; and (ii) a certain Debt Coverage ratio based on the current permanent loan funding requirements assuming completion of construction and current market rents. For LIHTC properties, MMA will fund up to the permanent loan amount plus additional installments against future syndication disbursements, resulting in a loan not to exceed the sum of the permanent loan amount and subsequent syndication installments (installments funded at construction completion and stabilization).

Property Type:	Multifamily; new construction or substantial rehabilitation

Loan Size:	$1 million minimum, with acceptable permanent loan commitment in place

Term:	Up to 24 months for Tax Credit properties, with other terms considered for Market Rate properties.

Interest Rate:	Spread over LIBOR or Wall Street Journal Prime Rate

Guaranty:	Full recourse for project completion and repayment

Take-out:	The construction loan must be backed by a forward take-out provided by an agency or a third-party lender.

Funding Requirements

Maximum LTV: 80% for market rate; not applicable to affordable projects due to funding of future LIHTC equity installments

Minimum DCR: 1.25x for market rate; not applicable to affordable projects due to funding of future LIHTC equity installments

Exhibit G

Bridge/Interim Loan Program

Interim Loans are loans supporting multifamily projects that are originated or purchased by MMA after completion of construction. These loans are secured by a first lien on the property; the term is typically 2-5 years or less. The loans pass a full credit underwriting by the normal standards of MMA. The loans are underwritten as new assets, with all typical third party reports and security documents in place. This would include new appraisals, environmental reports, engineering surveys and title policies.

LTV/DSC: As required by anticipated exit strategy (e.g. Fannie Mae, Freddie Mac or other secondary market source).

Interest Rate: Spread over LIBOR

Amortization: Typically Interest-Only, but amortization may be required depending on the structure of the individual transaction.

Recourse: Non-recourse if property is existing and stabilized. Full or partial recourse may be required if there is additional risk, depending on circumstances.

Loan Sizing: NOI/LTV used to determine loan amount does not assume rent trending or property operation improvement (i.e. “as-is” operations)

Additional proceeds: Additional proceeds above what is supportable by current NOI considered on a limited case-by-case basis with strong borrowers. The additional proceeds must be secured by cash collateral (including letters of credit from an AA rated third-party provider) and a guaranty.

EXHIBIT H
Direct Purchase Program
Unenhanced, Tax-Exempt Bond Financing

Represents investments in municipal bonds issued to finance affordable housing and other types of multifamily bonds.

Property Type:	Multifamily; for new construction and rehabilitation

Loan Amount:	Up to $40 million

Interest Rate:	Priced at the then current market rate

Amortization:	Up to 45 years

Typically starts 30-42 months after closing. Bonds are subject to resizing upon stabilization. Resizing can be extended upon payment of extension fees.

Term:	Up to 45 years, but most bonds have matching call/put in 17-20 years.
Debt Service Coverage:	1.10-1.15
Loan to Value:	Up to 95%
Recourse: Varies, but typically full recourse through stabilization.
Prepayment:	Typical lockout is 17-20 years.

EXHIBIT I
COMMERCIAL LOAN PROGRAM (NON-MULTIFAMILY LOANS)

This program is designed to provide a short term financing alternative for transactions that are either stabilized, or in need of renovation/re-tenanting, or other value-added and redevelopment strategies. General program requirements are as follows:

Property Types: Loan Size: Loan-to-Value: Debt Service Coverage: Loan Term: Amortization: Interest Rate: Loan-to-Cost: Guarantees:	Office, Industrial, Retail, Hotels, Condos, Apartments and Seniors Housing.
Minimum $3 million
Maximum 80%

Minimum 1.15
Typically 2 to 5 years
Typically interest-only, but amortization may be required depending on the structure of the individual transaction
Spread over LIBOR
Up to 90%
Subject to standard carve-outs. Additional guarantees may be required depending on the individual transaction structure.

Exhibit "J"
Compliance Certificate
Financial Covenants Summary
As of
-
This certificate is delivered pursuant to Section 6.23 - 6.27 of the Loan Agreement between MMA Capital Corp., et al and Synovus Bank of Tampa Bay dated

Section			Description			Calculation

6.23		Unencumbered Liquidity
	A.	Actual Unencumbered Liquidity

	B.	Minimum required Unencumbered Liquidity				15,000,000

	C.	Excess (deficient) for covenant compliance (Line 6.23.A - 6.23.B)

6.24		Minimum Consolidated Tangible Net Worth

	A.	Actual Consolidated Tangible Net Worth at Statement Date:

		1	Shareholders' Equity

		2	Intangible Assets

		3	Consolidated Tangible Net Worth (Line 6.24.A.1 less 6.24.A.2)

	B.	Minimum required Consolidated Tangible Net Worth				350,000,000

	C.	Excess (deficient) for covenant compliance (Line 6.24.A - 6.24.B)

6.25		Consolidated Leverage Ratio
	A.	Consolidated Debt at Statement Date

	B.	Consolidated Tangible Net Worth (Line 6.25.A.3 above)

	C.	Consolidated Leverage Ratio (Line 6.25.A to Line 6.25.B)

	D.	Maximum Consolidated Leverage Ratio				5:1

6.26		Consolidated Senior Indebtedness to Consolidated Tangible Net Worth

	A.	Consolidated Senior Indebtedness

	B.	Consolidated Tangible Net Worth (Line 6.24.A.3 above)

	C.	Consolidated Senior Indebtedness to Consolidated Tangible Net Worth (Line 6.26.A to Line 6.26.B)

	D.	Maximum Consolidated Senior Indebtedness to Consolidated Tangible Net Worth
3.5:1

6.27		Consolidated Interest and Distribution Coverage Ratio

	A.	Consolidated CAD for four consecutive fiscal quarters ending on above date (“Subject Period”)

	B.	Consolidated Interest Charges and Distribution for Subject Period

	C.	Consolidated Interest and Distribution Coverage Ratio (Line 6.27.A plus Line 6.27.B to Line 6.27.B)

	D.	Minimum Consolidated Interest and Distribution Coverage ratio				1.5:1

Amount of Restricted Payments that represent distributions to holders of preferred shares included in above
	E.	calculations.

The undersigned hereby certifies that:
The foregoing is true and correct to the best of his / her knowledge and belief. The borrower covenants and agrees to notify the Bank of any substantial financial change
A.	affecting these covenants occuring between the date hereof and the date on which the subsequent report is due.
Except as otherwise indicated in any accompanyingreport, no condition exists and no event has occurred which would constitute a default as defined in the Loan Agreement on
B.	which, after notice or lapse of time or both, would constitute a default.
By:

Date: